Exhibit 99.1


                                                                    NEWS RELEASE



                                   Contact:   Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer or Robert A. Freece
                                              Senior Vice President
                                              610/644-1300

FOR IMMEDIATE RELEASE



              VISHAY ANNOUNCES $130-$150 MILLION PRE TAX CHARGE FOR
                        TANTALUM INVENTORY AND CONTRACTS


MALVERN, PENNSYLVANIA - January 21, 2003 - Vishay Intertechnology, Inc. (NYSE:VSH) announced today that its results for 2002 will reflect a write-down of its current inventory of tantalum powder and wire and an accrual for its commitments under contracts for the supply of tantalum by Cabot Corporation that are for prices in excess of market. The non-cash charge will be in the range of $130 million to $150 million before taxes. Vishay's action reflects weak product demand for tantalum that is below 1999 levels and increased tantalum production capacity, which together have resulted in substantial worldwide capacity under-utilization and severely depressed pricing for this commodity. In June 2002, Vishay agreed with Cabot to amend two agreements for the supply of tantalum powder and wire. The parties agreed to reduce volumes, and starting in 2003, prices of tantalum products under the agreements and to extend the longer-term agreement by one year through 2006.



Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has plants in sixteen countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.



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